Filed pursuant to Rule 424(b)(3)
Registration No. 333-97321

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED AUGUST 8, 2002)

2,507,452

BRIAZZ, Inc.

COMMON STOCK

This prospectus supplement supplements the prospectus dated August 8, 2002, and all prior supplements thereto, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 2,507,452 shares of our common stock. This prospectus supplement includes our Current Report on Form 8-K dated December 4, 2002, which was filed with the Securities and Exchange Commission as of December 5, 2002.

This prospectus supplement should be read in conjunction with the prospectus dated August 8, 2002 and the prospectus supplement no. 1 dated November 18, 2002, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and the prospectus supplement no. 1, except to the extent that the information in this prospectus supplement updates and supercedes such information.

Investing in the shares involves risks. See “Risk Factors” beginning on page 12 of the prospectus dated August 8, 2002 and the risk factors included in Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2002, which is included in the prospectus supplement no. 1 dated November 18, 2002.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 5, 2002.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 4, 2002

BRIAZZ, INC.
(Exact name of registrant as specified in its charter)

Washington	000-32527	91-1672311

(Jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3901 7th Avenue South, Suite 200
Seattle, Washington 98108-5206

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:   (206) 467-0994

Not Applicable

(Former name or address, if changed since last report)

Item 5. Other Events
Item 7. Financial Statements and Exhibits
SIGNATURES

Item 5. Other Events

The press release attached as Exhibit 99.1 is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

Exhibit
Number	Description

99.1	Press Release dated December 4, 2002

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

BRIAZZ, INC.

Date: December 4, 2002	/s/ VICTOR D. ALHADEFF

Victor D. Alhadeff Chief Executive Officer, Chief Financial Officer, Secretary and Chairman

3

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Christina Watt, MWW/Savitt (206) 689-8505

Briazz Announces $450,000 Financing and
Closure of its Chicago Central Kitchen

SEATTLE — December 4, 2002 — Briazz (NASDAQ: BRZZ), the gourmet grab and go café chain, announced today that Flying Food Group, L.L.C. (“FFG”), a provider of in-flight catering services at major international airports in the United States, and freshly-made food products for grocery and specialty retail, has loaned Briazz an additional $450,000 to be used for working capital purposes. This loan is due on demand of FFG and is secured by a pledge of Briazz’s assets. FFG or its affiliates have now loaned Briazz an aggregate of $800,000.

As part of its previously announced plan to outsource its food production needs, on November 30, 2002, Briazz, Inc. closed its central kitchen in Chicago and transferred its food production operations in Chicago to FFG. “We believe our central kitchens are underutilized and the outsourcing of the food production in each of our markets will significantly reduce our operating expenses in those markets,” said Victor D. Alhadeff, Chairman and CEO of Briazz. “The closure of the Chicago kitchen and transition of the food production operations to FFG went very smoothly and we look forward to working with FFG on the transition in our other markets,” continued Mr. Alhadeff. Briazz expects to close the Los Angeles central kitchen in early December and the central kitchens in Seattle and San Francisco by mid-February.

Briazz remains in negotiation with FFG for a food preparation contract with FFG. There can be no assurance that the negotiations with FFG regarding food preparation will be successful, that the transition to a third-party’s central kitchens for food preparation will be successful, or with respect to the company’s remaining central kitchens, that the transition will be completed.

Briazz also announced today that it has signed a non-binding term sheet with FFG modifying the previously announced terms. Under the new terms FFG would invest an additional $1.2 million in Briazz by purchasing senior secured notes and converting the outstanding demand loans into the senior notes which initially would mature on June 1, 2003, and which may be extended upon the occurrence of certain events including meeting financial goals. Completion of the transaction is subject to a number of conditions including, but not limited to, execution of definitive agreements and shareholder approval of warrants to purchase shares of Briazz’ stock that would be issued in connection with the transaction or waiver of these shareholder approval requirements by NASDAQ. If completed, Briazz would grant FFG warrants to purchase in excess of 60% of Briazz’s common stock for $2.0 million. This percentage would decline to approximately 40% if Briazz is able to raise an additional $4.0 million in equity capital by a mutually agreed upon timeframe. As discussed earlier, FFG would be granted registration rights with respect to any shares issued on exercise of the warrants. FFG would also have the right to nominate up to five members of the eight-member board (which currently includes three vacancies), declining to four if Briazz secures the additional $4.0 million in equity capital. There can be no assurance that Briazz will be able to negotiate financing terms with FFG favorable to the company, or at all. There can be no assurance that the negotiations with the investor will be successful or that the offering will be completed.

None of the securities described herein have been registered under the Securities Act of 1933, as amended, and none of the securities described herein will be registered under the Securities Act. None of the securities described herein may be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer of any of the securities described herein in any jurisdiction.

About Briazz

With its first café opened in Seattle in 1995, Briazz now operates 46 cafés near heavy concentrations of office buildings in Chicago, Los Angeles, San Francisco and Seattle. Providing gourmet foods to on-the-go consumers through company-operated cafés, box lunch delivery, corporate accounts and selected wholesale accounts, Briazz features high quality, high taste sandwiches, soups and salads as well as baked goods, fruit and coffee.

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include comments regarding the use of proceeds of the anticipated $2.0 million financing, the company’s negotiations and completion of the $2.0 million note financing on terms favorable to the company, if at all, the company’s negotiations and completion of the food preparation agreement with Flying Food Group on terms favorable to the company, if at all, the timing and magnitude of central kitchen closures, the benefits of a strategic alliance with Flying Food and the benefits to the company from using a third-party for food preparation. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future results or performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company’s operating results, negotiating an agreement with the private investor and other investors on terms favorable to the company, or at all, preparing, filing and clearing SEC comments with respect to the proposed registration statement relating to the convertible note financing, and the investors’ ability to fund their proposed commitments, the ability of the company to compete successfully, office occupancy, the ability of the company to maintain current café locations and secure new ones, food and labor costs, operation in only four geographic areas and reliance upon distributors and wholesale customers. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the “Risk Factors” described in Exhibit 99.1 to the company’s Report on Form 10-Q, filed on November 18, 2002, and in other filings on file with the SEC, which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

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